                               HEXCEL CORPORATION
                             INFORMATION STATEMENT
                            DATED FEBRUARY 15, 1995

    This Information Statement is being furnished to those persons (the "Record Holders") who held of record on February 9, 1995 (the "Effective Date") shares of common stock, par value $.01 per share, of Hexcel Corporation (the "Company") issued prior to the Effective Date ("Old Common Stock"), in connection with the distribution to the Record Holders by the Company of rights (the "Rights") to subscribe for shares of the Company's common stock, par value $.01 per share, issued on or after the Effective Date following the Company's emergence from proceedings under Chapter 11 of the Bankruptcy Code ("New Common Stock").

    The Rights are being distributed to Record Holders pursuant to the terms of the First Amended Plan of Reorganization Proposed by the Debtor and the Official Committee of Equity Security Holders (the "Equity Committee"), dated as of November 7, 1994, as modified (the "Plan"). The Plan was approved by order of the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court"), dated January 10, 1995 and entered on January 12, 1995 (the "Confirmation Order"), and became effective on February 9, 1995. A copy of the Confirmation Order (including the Plan) was filed with the Securities and Exchange Commission (the "SEC") on January 23, 1995 as an exhibit to a report by the Company on Form 8-K. The distribution of the Rights and the New Common Stock issuable in connection with exercise of the Rights is exempt from registration under the Securities Act of 1933, as amended, by operation of Section 1145 of the United States Bankruptcy Code.

    NEITHER THE RIGHTS NOR THE UNDERLYING SHARES OF NEW COMMON STOCK HAVE BEEN REGISTERED WITH OR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC, ANY STATE SECURITIES REGULATORY AUTHORITY OR THE UNITED STATES BANKRUPTCY COURT PASSED UPON OR ENDORSED THE MERITS OF THE RIGHTS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT.

    All holders of record of the Company's Old Common Stock on November 9, 1994 were previously sent copies of the First Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the First Amended Plan of
Reorganization Proposed by the Debtor and the Official Committee of Equity Security Holders, dated as of November 7, 1994 (the "Disclosure Statement"), in connection with the solicitation of their votes on the Plan. The Disclosure Statement, as supplemented by this Information Statement, contains important information about the Company. YOU ARE URGED TO CAREFULLY REVIEW THE DISCLOSURE STATEMENT AND THIS INFORMATION STATEMENT BEFORE YOU DECIDE WHETHER TO EXERCISE YOUR RIGHTS.

    The exercise of Rights will be governed by the terms of the Subscription Rights Plan (the "Subscription Rights Plan"), a copy of which is being delivered to Record Holders along with this Information Statement. Chemical Bank is acting as the Subscription Agent and Information Agent for the Rights offering. If you were not a record holder of Old Common Stock on November 9, 1994 and you did not receive a copy of the Disclosure Statement, you may obtain a copy of the Disclosure Statement by contacting the Information Agent at (800) 758-4652. Any questions about the Subscription Rights Plan or how to exercise Rights should be directed to the Information Agent at the same telephone number.

    This Information Statement describes certain significant events that occurred after November 9, 1994, the date that the Bankruptcy Court approved the Disclosure Statement as containing adequate information under Section 1125 of the Bankruptcy Code. These events were anticipated by the Disclosure Statement, and the events which occurred prior to the Effective Date have been previously reported by the Company in press releases and filings with the SEC on Form 8-K. They include (i) the selection, pursuant to the Plan, of the Company's initial Board of Directors, which took office on the Effective Date, (ii) the sale of the Company's manufacturing facility located in Chandler, Arizona and related assets and technology, which was consummated on January 6, 1995, and (iii) the sale of the Company's European resins business, which was consummated on December 29, 1994. In addition, this Information Statement describes certain events which occurred after the date of the Disclosure Statement which affect the Company's business plan and certain other information which was disclosed at the January 10, 1995 hearing on confirmation of the Plan.

                                 RECENT EVENTS

EFFECTIVENESS OF THE PLAN

    The Plan became effective on February 9, 1995. On the Effective Date, the Company (i) closed under a $45 million revolving credit facility (the "Exit Financing Facility"), (ii) entered into an amended reimbursement agreement with Banque Nationale de Paris (the bank which provides the letters of credit supporting certain industrial development revenue bond issues which benefit the Company), and (iii) held the first closing under the Standby Purchase Commitment, dated October 24, 1994 (the "Standby Purchase Commitment"), among the Company, the Equity Committee and Mutual Series Fund Inc. ("Mutual Series"). The Exit Financing Facility was provided by a lending group (the "Lenders") consisting of Citicorp USA, Inc. ("Citicorp"), Heller Financial, Inc. and TransAmerica Business Credit Corporation, with Citicorp acting as the agent for the Lenders. In addition, prior to the Effective Date, the Company received authorization from the New York Stock Exchange and the Pacific Stock Exchange for the listing of the additional shares issued and to be issued pursuant to the Plan, including the shares to be issued in connection with the Rights offering and the Standby Purchase Commitment and the shares to be sold to John J. Lee.

ISSUANCE OF NEW COMMON STOCK AND RIGHTS TO RECORD HOLDERS

    Pursuant to the Plan, on the Effective Date all of the Old Common Stock was cancelled and each Record Holder is receiving, in exchange for each share of Old Common Stock held of record on the Effective Date, one share of New Common Stock plus 1.21273 Rights. STOCKHOLDERS ARE NOT REQUIRED TO EXCHANGE THEIR STOCK CERTIFICATES EVIDENCING THE OLD COMMON STOCK, AND SUCH CERTIFICATES WILL
CONTINUE TO REPRESENT AN EQUAL NUMBER OF SHARES OF NEW COMMON STOCK. ANY STOCKHOLDER WHO DESIRES A NEW STOCK CERTIFICATE MAY, HOWEVER, SURRENDER HIS OR HER OLD STOCK CERTIFICATE TO THE COMPANY'S TRANSFER AGENT, CHEMICAL TRUST COMPANY OF CALIFORNIA, AND RECEIVE A NEW STOCK CERTIFICATE IN EXCHANGE.

    Each Right entitles the owner to purchase one share of New Common Stock at an exercise price of $4.625 per share. A total of approximately 8,854,143 shares of New Common Stock may be subscribed for and purchased from the Company pursuant to the exercise of the Rights. In addition, each Record Holder (and each beneficial owner of stock held of record on the Effective Date by a bank, trust company, depositary or securities broker or dealer) who exercises all of the Rights issued by the Company directly to such Record Holder (or to such beneficial owner's institutional nominee for his or her account) will have the right ("Oversubscription Right") to subscribe for the shares of New Common Stock, if any, which are designated for the "Stockholder Pool," at an exercise price of $4.625 per share and subject to proration in the event that there are insufficient shares designated in the Stockholder Pool to fulfill all exercised Oversubscription Rights. The number of shares in the Stockholder Pool will equal 75% of the excess of (i) the number of shares of New Common Stock which are subject to Basic Subscription Rights which expire unexercised over (ii) 108,108 shares, which are to be sold to John J. Lee. The maximum aggregate number of shares which can be acquired from the Stockholder Pool (assuming that only one Basic Subscription Right is exercised) is approximately 6,570,000. Reference is made to the Subscription Rights Plan for a more complete description of the Rights, the Oversubscription Rights and the method of proration. The Rights, but not the Oversubscription Rights, are transferable. The Rights may only be exercised in accordance with the terms of the Subscription Rights Plan on or after February 24, 1995 and no later than 5:00 P.M. New York City time on March 27, 1995.

CLOSING WITH MUTUAL SERIES

    On the Effective Date, the first closing was held under the Standby Purchase Commitment. At the closing, Mutual Series purchased from the Company 1,945,946 shares of New Common Stock for a purchase price of $9,000,000 ($4.625 per share) and loaned the Company $41,000,000 (the "Advance"). As required by the Standby Purchase Commitment, the Company paid Mutual Series a $500,000 commitment fee and reimbursed Mutual Series for approximately $506,000 of out-of-pocket costs and expenses. The Advance is secured by the proceeds from the Rights offering. A copy of the Standby Purchase Commitment is included in the Disclosure Statement as Exhibit B to the Plan.

EXIT FINANCING

    The Exit Financing Facility is a three-year revolving credit facility of up to $45,000,000 (which includes a subfacility of up to $20,000,000 for letters of credit). The maximum credit available at any time is based on a specified percentage of the value of the Company's eligible inventory, receivables, equipment and real property, and 65% of the capital stock of Hexcel S.A. (Lyon), the Company's French subsidiary. On the Effective Date, the maximum amount available to the Company under this Exit Financing Facility was approximately $39,000,000. The Company may use the proceeds of loans, and the issuance of letters of credit, pursuant to the Exit Financing Facility for the purpose of (i) funding distributions to creditors to be made on or after the Effective Date under the Plan and related transaction costs, fees and expenses, and (ii) providing for the ongoing working capital needs of the Company after the Effective Date and other general corporate purposes. Substantially all of the assets of the Company and of certain of its domestic subsidiaries were pledged to the Lenders to secure the Company's repayment obligations under the Exit Financing Facility.

CHANGES TO CERTIFICATE OF INCORPORATION AND BYLAWS

    Pursuant to the Plan, on the Effective Date the Company's Certificate of Incorporation was amended and restated as provided in Exhibit C to the Plan and its Bylaws were amended and restated as provided in Exhibit D to the Plan. The authorized capital stock of the Company was increased to 40,000,000 shares of New Common Stock and 1,500,000 shares of preferred stock. The Company's Board of Directors is no longer classified. As a result, an election for the entire Board of Directors will be held at the next annual meeting of the Company's stockholders. The next annual meeting of stockholders will be held on a date selected by the Board of Directors which will be no earlier than nine months after the Effective Date, unless otherwise agreed by the directors designated by the Equity Committee and the directors designated by Mutual Series.

NEW BOARD OF DIRECTORS

    The Company's Board of Directors was reconstituted as of the Effective Date, and now consists of the following eight persons, all of whom were designated in accordance with the terms of the Plan and the Standby Purchase Commitment: John
J. Lee and Peter Langerman, who were designated by Mutual Series, Joseph L. Harrosh, Robert L. Witt and Peter D. Wolfson, who were designated by the Equity Committee, and Dr. George S. Springer, Franklin S. Wimer and Marshall S. Geller, who were designated by joint selection of the Equity Committee and Mutual Series. A ninth seat on the Board is reserved for the new Chief Executive Officer, who will join the Board immediately upon commencement of his or her employment. In addition, if upon the consummation of the Rights offering Mutual Series owns more than 50% of the shares of New Common Stock, Mutual Series will designate one additional director; if upon the consummation of the Rights offering Mutual Series owns less than 25% of the shares of New Common Stock, then one additional director will be designated by mutual agreement of those directors previously designated by the Equity Committee, on the one hand, and those directors previously designated by mutual agreement of the Equity Committee and Mutual Series, on the other hand.

    The following biographical information was furnished by the eight persons who became directors of the Company on the Effective Date:

    John J. Lee, age 58, has been a director of the Company since May of 1993, Chairman of the Board and Co-Chief Executive Officer of the Company from July 1993 to December 1993, Chairman of the Board and Chief Executive Officer of the Company from January 1994 to the Effective Date and Chief Executive Officer since Effective Date. Mr. Lee has served as Chairman of the Executive Committee of XTRA Corporation, a transportation equipment leasing company, since 1990, and Chairman of the Board, President and Chief Executive Officer of Lee Development Corporation, a merchant banking company, since 1987. Mr. Lee has been a Trustee of Yale University since 1993. From July 1989 through April 1993, Mr. Lee served as Chairman of the Board and Chief Executive Officer of Seminole Corporation, a manufacturer and distributor of fertilizer. From April 1988 through April 1993, Mr. Lee served as a Director of Tosco Corporation, a national refiner and marketer of petroleum products and as President and Chief Operating Officer of Tosco from 1990 through April 1993. Mr. Lee is also a director of Playtex Products, Inc. and Aviva Petroleum Corp.

    Dr. George S. Springer, age 60, has been a director of the Company since January 1993. Dr. Springer is Professor and Chairman of the Department of Aeronautics and Astronautics and, by courtesy, Professor of Mechanical
Engineering and Professor of Civil Engineering, at Stanford University. Dr. Springer joined Stanford University's faculty in 1983.

    Peter A. Langerman, age 39, is a director and the Executive Vice President of Mutual Series, a diversified open-end management investment company registered under the Investment Company Act of 1940 and a research analyst with Heine Securities Corporation, an investment advisor. Mr. Langerman has been the Executive Vice President of Mutual Series since March 1988 and has been a research analyst at Heine Securities since 1986.

Mr. Langerman has also been a director of Zenith Laboratories since 1989, and President and a director of S-O Equities Holding Company since 1993. On the Effective Date, Mutual Series became the single largest stockholder of the Company.

    Franklin S. Wimer, age 58, is the President and principal of UniRock Management Corporation ("UniRock"), a private merchant banking firm based in Denver, Colorado. Mr. Wimer has been with UniRock since January of 1987. UniRock has acted as the Company's strategic consultant since December 27, 1993. Mr. Wimer is currently Chairman of the Board of Vista Restaurants, Inc., a 12-unit Perkins Family Restaurant franchisee, and a director of RAMI, Inc., Denver Paralegal Institute, Stainless Fabrication Company, Inc., and Western Filter Company.

    Marshall S. Geller, age 55, has been a director of the Company since August of 1994. Mr. Geller is a Senior Managing Partner of Golenberg & Geller, a merchant banking firm. From 1989 to 1990, he was Vice Chairman of Gruntal & Company, an investment banking firm. Mr. Geller is a director of Players International; a director and, from 1992 to 1993, President and Chief Executive Officer of Sports-Tech International, Inc.; Interim President and Chief Executive Officer and a director of Lottery Enterprises; and a director of the Angeles Corporation, Amerihost Properties, Inc., MTC Electronics, Value Vision International, Inc., and Las Vegas Major League Sports, Inc. Mr. Geller also serves on the Boards of the Coro Foundation, the Jewish Federation of Los Angeles, San Francisco and Chicago, and The Center for the Partially Sighted.

    Joseph L. Harrosh, age 54, is a private investor. He has been the Chairman of the Equity Committee since its inception in December of 1993. He has also been the Chairman of the Board of Tri-City Sporting Goods Inc. since 1971. Mr. Harrosh is one of the five largest stockholders of the Company.

    Robert L. Witt, age 54, is a member of the Equity Committee. From 1986 through 1993, he was the Chief Executive Officer of the Company and held other offices with the Company dating back to 1969. He is a director of Bay View Federal Bank, World Auxiliary Power Company and the Dentists Company.

    Peter D. Wolfson, age 41, is an attorney and member of the firm of Marcus Montgomery Wolfson P.C., which was founded in 1993. From 1989 through 1993, Mr. Wolfson was a member of the law firm of Milgrim Thomajan & Lee P.C., which in 1992 changed its name to Veret Marcus & Fink P.C. Mr. Wolfson's law firm is counsel to the Equity Committee.

OUTSTANDING STOCK
    On the Effective Date, there were 9,246,947 shares of New Common Stock issued and outstanding (7,301,001 of which were issued in exchange for the Old Common Stock and 1,945,946 of which were purchased by Mutual Series) and Rights to purchase approximately 8,854,143 shares of New Common Stock have been issued pursuant to the Plan. In addition, $200,000 worth of New Common Stock, valued at a price equal to the average of the daily average prices of the New Common Stock for the 20 trading days beginning 30 calendar days following the expiration of the Rights, will be distributed to holders of claims in Class 10 under the Plan. The aggregate total of such number of shares cannot be determined at this time. Pursuant to the Plan, upon consummation of the Rights offering, up to approximately 8,962,251 additional shares of New Common Stock will be issued pursuant to the exercise of Rights, the purchase of Standby Shares by Mutual Series and the purchase of shares of New Common Stock by John J. Lee as described above, which will result in there being an aggregate of approximately 18,209,198 outstanding shares of New Common Stock, excluding the shares issuable to holders of Class 10 claims.

    The foregoing numbers do not include shares of New Common Stock subject to outstanding employee stock options, stock options to be granted to John J. Lee to purchase 0.625% of the Company's outstanding shares (on a fully diluted basis without giving effect to conversion of the 7% Convertible Subordinated Debentures) as described in the Disclosure Statement, and the conversion of the Company's 7% Convertible Subordinated Debentures. Currently, there are outstanding employee stock options to purchase up to 398,297 shares of New Common Stock at prices ranging from $5.08 to $32.06 per share. The exercise price for John J. Lee's options will equal the average of the daily prices of the Company's stock for the 20 trading days beginning 30 calendar days following the expiration of the Rights offering.

SALE OF CHANDLER FACILITY AND RELATED TECHNOLOGY AND ASSETS
    On January 6, 1995, pursuant to the terms of that certain Asset Purchase Agreement dated as of November 3, 1994 (the "Chandler Purchase Agreement") between the Company, and Northrop Grumman Corporation, a Delaware corporation ("Northrop"), the Company completed the sale to Northrop of its manufacturing facility located in Chandler, Arizona (the "Chandler Facility") and related assets and technology (the "EMT Technology"). The Bankruptcy Court approved the sale of the Chandler Facility and the EMT Technology by order entered on December 21, 1994.

    The Chandler Facility was constructed in 1988 by the Company primarily to manufacture various materials for a classified defense program. The EMT Technology, as developed by the Company and sold to Northrop, enables the design, fabrication, testing and analysis of electromagnetically tailored materials and assemblies that are used to attenuate, alter, control and/or absorb electromagnetic energy. Under the terms of the Chandler Purchase Agreement, the Company retained a royalty-free, non-exclusive license to use the EMT Technology in non-military applications and will receive royalties from Northrop on certain applications of EMT Technology.

    The gross purchase price for the sale of the Chandler facility and the EMT Technology was $30,000,000 plus the value of existing inventory and certain contingent payments, subject to certain conditions and adjustments. The purchase for the sale took into account certain claims that the parties had against each other, as well as the current requirements of the related classified defense program. To date, the Company has received from Northrop $28,988,000 in cash. This amount includes (i) the $30,000,000 fixed purchase price, plus (ii) $1,288,000 for the inventory purchased, less (iii) $2,300,000 withheld by Northrop pursuant to the Chandler Purchase Agreement, all or a portion of which amount may be returned to the Company if certain conditions are satisfied.

SALE OF EUROPEAN RESINS BUSINESS

    On December 29, 1994, the Company sold its European resins business to Axson S.A., a French corporation ("Axson"), through the sale of all of the Company's shares in the capital stock of four of its subsidiaries, Hexcel France S.A., Hexcel Espana, S.A., Hexcel GmbH and Hexcel Italia S.r.1. (the "European Resins Subsidiaries"), for a gross purchase price of $9,000,000, subject to certain adjustments described below. Axson was formed by the management of the European Resins Subsidiaries, Lebon Developpement, a French public company, and Midland Montagu Investissement, a French investment fund. The Bankruptcy Court approved the sale of the Company's European resins business by order filed on December 7, 1994.

    The gross purchase price was reduced by the following adjustments: (i) $1,579,669 for the net intercompany payables owed by the European Resins Subsidiaries to the Company and its remaining subsidiaries as of September 30, 1994, all of which has been paid to the Company, (ii) $412,445 which was reduced from the purchase price to compensate Axson for a dividend that was declared and paid to the Company by Hexcel Espana, S.A. immediately prior to the closing, and
(iii) approximately $272,500 for certain transaction costs incurred by the Company and the European Resins Subsidiaries prior to the closing date in connection with the sale of the European resins business.

    The Company is continuing discussions for the sale of its domestic resins business which is based at its facility in Chatsworth, California. Such a sale would complete the divestiture of the Company's resins business as envisioned by the Disclosure Statement.

                    1994 FOURTH QUARTER AND YEAR END RESULTS

    On February 15, 1995, the Company reported its results for the fourth quarter and year ended December 31, 1994. The Company reported operating income of $12,642,000 for the fourth quarter, which includes a $15,900,000 gain on the sale of the Chandler, Arizona manufacturing facility and related assets and technology to Northrop, as well as a $2,900,000 provision for bankruptcy claim adjustments. This compares with an operating loss of $16,518,000 for the fourth quarter of 1993, including a $12,638,000 charge for asset write-downs and other expenses and a $2,600,000 restructuring charge. The net loss for the fourth quarter of 1994 was $2,585,000 or $0.35 per share, including bankruptcy reorganization expenses of $8,207,000, interest expenses for bankruptcy claims and exit financing of $2,515,000, and a provision for the settlement of various tax liabilities of $1,800,000. The net loss for the fourth quarter of 1993 was $29,431,000 or $4.03 per share. Sales from continuing operations of $76,715,000 for the fourth quarter of 1994 were up 4% over sales from continuing operations of $73,635,000 for the same quarter of 1993.

    Operating income was $7,504,000 for 1994, including an $8,000,000 third quarter provision to reflect the estimated cost of restructuring or liquidating a joint venture in addition to the fourth quarter items noted above, as compared to a 1993 operating loss of $64,345,000, which included restructuring charges of $46,600,000 for the year, as well as the fourth quarter $12,638,000 charge for asset write-downs and other expenses. In 1994, the net loss was $29,970,000 or $4.10 per share, including bankruptcy reorganization expenses of $20,152,000 and losses from discontinued operations of $1,890,000. This compares with a 1993 net loss of $85,995,000 or $11.73 per share, including losses from discontinued operations of $10,623,000 and the cumulative benefit of adopting a new accounting standard for income taxes of $4,500,000. Sales from continuing operations were $313,795,000 for 1994, essentially unchanged from the $310,635,000 for 1993.

    Attached as Exhibit A hereto is a copy of the unaudited Condensed Consolidated Statement of Operations of the Company and its subsidiaries for the quarters and years ended December 31, 1994 and December 31, 1993. There can be no assurance that such amounts will not change as a result of the completion of the Company's 1994 audit.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

    Attached as Exhibit B hereto is an unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company and its subsidiaries, which sets forth the Company's unaudited December 31, 1994 Condensed Consolidated Balance Sheet as if the consummation of the Plan (including the completion of the Rights offering, the first and second closings with Mutual Series under the Standby Purchase Commitment and the sale of 108,108 shares of New Common Stock to John
J. Lee) occurred on such date. The "pre-reorganization balances" as of December 31, 1994 reflect the unaudited results of the Company as of that date. There can be no assurance that such amounts will not change as a result of the completion of the Company's 1994 audit.

                 CHANGES TO PROJECTIONS BASED ON RECENT EVENTS

    The Company has continued the process of updating its financial projections since the Projected Condensed Consolidated Financial Statements included as Exhibit E to the Disclosure Statement (the "Disclosure Statement Projections") were prepared. The Disclosure Statement Projections were based on results through the end of August 1994. The Company now has unaudited financial results through the end of 1994 and more than four months have passed since the Disclosure Statement Projections were prepared. Accordingly, the Company has prepared updated financial projections which are attached as Exhibit C hereto. While in the aggregate there have not been significant changes, the updated financial projections reflect recent events and changes that have occurred since the Disclosure Statement was filed.

    The primary changes that have occurred include the following:

    CHANGES IN CASH POSITION. The Company's cash position at the Effective Date was higher due to better than anticipated accounts receivable collections as of that date, higher accounts payable and accrued liabilities attributable to the timing of payments, and settlements of various tax liabilities for less than previously anticipated. This cash improvement was partially offset by certain expenses caused by the delay in the Effective Date of more than a month from the date assumed in the Disclosure Statement Projections. These expenses included higher interest costs, higher "stay on" bonus costs to retain employees and higher legal costs. The cash position as of the Effective Date was approximately $3,000,000 higher than cash in the Disclosure Statement Projections.

    While the working capital improvements discussed above resulted in an improved cash position at the Effective Date, many of these improvements are temporary and due to the timing of payments. Also, projected 1995 and 1996 cash flows benefited from the assumed deferral of the DIC payments (discussed below). Thus, if these timing items reverse by 1997 as expected, the outstanding revolver balance under the Exit Financing Facility at the end of the projection period will be higher than projected in the Disclosure Statement Projections. This is primarily due to additional expenses which amount to more than $3,500,000 for interest and legal costs from the delay of the Effective Date, the transaction costs of the exit financing and Rights offering being higher than anticipated, the fourth quarter 1994 bankruptcy costs being higher than projected and the amount of allowed claims being higher than projected. The net result is that if all DIC payments occur by the end of 1997, the updated projected revolver balance is estimated to be approximately $5,000,000 higher than was projected in the Disclosure Statement Projections.

    CHANGES IN PROJECTED SALES. Boeing announced that the Boeing non-metallic honeycomb core contract would not be extended beyond March 1, 1995. That contract was expected to provide approximately $7.5 million per year of sales over the projection period. In addition, there are now delays expected in the introduction of the new high performance core to Boeing due to testing delays. The decrease in projected sales due to loss of the Boeing non-metallic honeycomb core contract and delays in introduction of the new high performance core have all substantially been offset by projected increases in other sales (primarily in the composites recreation tape line) and further cost reductions. On February 2, 1995, Boeing announced additional personnel layoffs, a scale back of production of the 737 and 767 aircraft, and an increase in the production of the 747 wide-bodied jets (although, there will initially be a temporary decline in the 747 production). On February 6, 1995, McDonnell Douglas also announced possible reductions in its build rates. As of the date of this Information Statement, sufficient details were not available to enable a complete analysis of these announcements by Boeing and McDonnell Douglas. However, based on preliminary information and analysis, the Company does not believe these announcements will materially impact the

Company's financial projections. The updated financial projections do not reflect any adjustments as a result of these announcements. However, there can be no assurance that either these announcements (or future announcements) will not materially affect the Company's financial results. Sales to Boeing and its subcontractors account for approximately 22% of the Company's worldwide sales.

    CHANGES IN STOCKHOLDERS' EQUITY. Stockholders' equity as of the Effective Date was approximately $4,165,000 lower than estimated in the Disclosure Statement Projections. This reduction primarily comes from higher than anticipated settlement costs of allowed claims, the delay in the Effective Date and an increase in projected bankruptcy reorganization expenses.

    REVISED DAINIPPON INK & CHEMICALS AGREEMENT. The Disclosure Statement Projections reflect an $8,000,000 cash payout in the first quarter of 1995 to settle the Company's obligations to either restructure or liquidate its joint venture with Dainippon Ink & Chemicals, Inc. ("DIC"). The Company is in the process of negotiating a revision to the joint venture arrangement which would have the effect of limiting the Company's exposure to $9,000,000 and extending this payout over time. Of the first $4,500,000, $1,437,500 would be payable in the first quarter of 1995, and $437,500 would be payable in each of the next seven quarters. In addition, as proposed, the Company or its wholly owned subsidiary, Hexcel Technologies, Inc. ("Hexti"), may be required to pay another $4,500,000 if before the end of 1996 there is a decision to liquidate the joint venture, but such payment is not expected to be required, if at all, prior to January 1997. Alternatively, if no such decision is reached and DIC is subsequently required to make payments on account of guarantees of certain obligations related to the joint venture, the Company or Hexti may be required to pay up to 50% of the amount DIC pays on account of its guarantees, up to a maximum of $4,500,000. The current proposal also requires that Hexti transfer up to 30% of its interest (up to 15% of the total equity) in the joint venture to DIC's subsidiary without receiving any payments. If the current proposal is put into effect, the total payout by the Company and Hexti would be no more than $9,000,000. Although there is no assurance that such agreement will be finalized, the updated financial projections reflect the proposed revisions to the DIC joint venture arrangement. Such arrangement has been approved by the Bankruptcy Court, subject to either Equity Committee or Bankruptcy Court approval of the final documentation. If the Company is unable to conclude this arrangement or a similar extension of its obligations to DIC, the Company may be in default under the Exit Financing Facility. See "Additional Risk Factors" below.

    THE PROJECTED CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN EXHIBIT E TO THE DISCLOSURE STATEMENT AND THE UPDATED PROJECTED CONSOLIDATED FINANCIAL INFORMATION INCLUDED IN THIS INFORMATION STATEMENT REFLECT NUMEROUS ASSUMPTIONS WITH RESPECT TO THE ANTICIPATED FUTURE PERFORMANCE OF THE COMPANY'S CONSOLIDATED OPERATIONS, MARKETS IN WHICH IT COMPETES, GENERAL BUSINESS AND ECONOMIC
CONDITIONS, AND OTHER MATTERS WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THEREFORE, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD WILL VARY FROM THE PROJECTED RESULTS. THESE VARIATIONS MAY BE MATERIAL. WHILE THE COMPANY BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, AS ADJUSTED BY THE INFORMATION SET FORTH IN THIS INFORMATION STATEMENT, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES, NO ASSURANCES CAN BE GIVEN THAT THE PROJECTED RESULTS WILL BE REALIZED.

                            ADDITIONAL RISK FACTORS

    AN INVESTMENT IN THE COMPANY INVOLVES MATERIAL RISKS. BEFORE EXERCISING ANY RIGHTS TO PURCHASE ADDITIONAL SHARES OF NEW COMMON STOCK, YOU ARE URGED TO CAREFULLY REVIEW THE DISCLOSURE STATEMENT AND THIS INFORMATION STATEMENT. IN PARTICULAR, YOU SHOULD REVIEW THE SECTION OF THE DISCLOSURE STATEMENT ENTITLED "CERTAIN RISK FACTORS TO BE CONSIDERED." THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THIS INFORMATION STATEMENT SHOULD NOT BE CONSIDERED EXHAUSTIVE.

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED IN ADDITION TO THE RISK FACTORS DESCRIBED IN THE DISCLOSURE STATEMENT:

    DILUTION. Rights holders who exercise their Rights will incur immediate and substantial book value dilution of approximately $2.32 per share based on the PRO FORMA net tangible book value, assuming that a total of 18,144,333 shares will be outstanding after giving effect to the completion of the Rights offering, the purchase of shares by Mutual Series pursuant to the Standby
Purchase Commitment, the sale of shares to John J. Lee and the issuance of shares in settlement of Class 10 claims (assuming that the number of shares issued to such holders is based on a price of $4.625 per share).

    CHANGE IN CONTROL. The credit agreement for the Exit Financing Facility (the "Credit Agreement") provides that a "change in control event" will constitute a default under the Credit Agreement, entitling the Lenders to terminate the credit facility, accelerate the indebtedness thereunder and enforce their remedies as secured creditors with respect to the collateral. The Credit Agreement defines a "change in control" to mean (i) a person or entity or group of persons or entities (other than Mutual Series) acting in concert shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing more than the greater of (a) 20% of the Company's voting stock and (b) the percentage of the Company's voting stock beneficially owned by Mutual Series after giving effect to such purchases; or
(ii) the Company shall cease to own and control 100% of the outstanding capital stock of each domestic subsidiary of the Company which guaranteed the Company's obligations with respect to the Exit Financing Facility. A "change in control event" is defined as the occurrence and continuance of a change in control, except that a change in control resulting from an acquisition of voting stock (as described in clause (i) of the preceding sentence) will not constitute a change in control event (and thus, will not constitute an event of default under the Credit Agreement) until the earlier of (i) 60 days after Citicorp, as agent for the Lenders, or the requisite Lenders have given notice to the Company that a change in control event will occur in 60 days, or (ii) 90 days after the Company has knowledge of that change in control.

    Depending on the results of the Rights offering, or based upon an accumulation of New Common Stock through negotiated transactions among stockholders, open market purchases, a tender offer or some combination of the foregoing, it is possible that a stockholder could acquire more than 20% of the outstanding New Common Stock and more shares of New Common Stock than are beneficially owned by Mutual Series. If that were to occur, there is no assurance that the Lenders would approve such a change in control or, if they did not, that the Company would be able to obtain a substitute credit facility before the Exit Financing Facility became due.

    RENEGOTIATION OF JOINT VENTURE ARRANGEMENTS. The Company's revised financial projections assume that the Company will be able to finalize the negotiations with DIC which provide for the Company's obligations with respect to the joint venture to be limited to $9 million and extended over at least a two-year period following the Effective Date as described above under "CHANGES TO PROJECTIONS BASED ON RECENT EVENTS -- Revised Dainippon Ink & Chemicals Agreement." There is no assurance that such agreement will be finalized. In the event that the Company is unable to conclude the proposed agreement with DIC and is required to pay between $8 million and $9 million to DIC ahead of the proposed schedule, then the Company may default under the Exit Financing Facility unless it is able to obtain a waiver from the Lenders.

    ADVERSE AEROSPACE INDUSTRY DEVELOPMENTS. On February 2, 1995, Boeing announced additional personnel layoffs, a scale back of production of the 737 and 767 aircraft, and an increase in the production of the 747 wide-bodied jets (although there will initially be a temporary decline in the 747 production). Also, on February 6, 1995, McDonnell Douglas announced possible reductions in its build rates. As of the date of this Information Statement, sufficient details were not available to enable a complete analysis of these announcements. However, based on preliminary information and analysis, the Company does not believe these announcements will materially impact the Company's financial projections. In addition, escalating trade tensions between the United States and China could adversely affect future build rates of United States aircraft manufacturers. In 1994, shipments to Boeing and its subcontractors accounted for approximately 28% of the Company's domestic sales and approximately 22% of its worldwide sales. Declines or delays in Boeing's build rates could have a material adverse impact on the Company's sales. Other potentially adverse industry developments include the continuing poor financial health of the United States airline industry and the possible consolidation of the European aerospace industry.

                       EXHIBITS TO INFORMATION STATEMENT

Exhibit A --   Hexcel Corporation and Subsidiaries Condensed Consolidated Statements of Operations for the
               Quarters and Years Ended December 31, 1994 and December 31, 1993 (Unaudited)
Exhibit B --   Hexcel  Corporation and Subsidiaries  Pro Forma Condensed Consolidated  Balance Sheet as of
               December 31, 1994 (Unaudited)
Exhibit C --   Hexcel Corporation and Subsidiaries Projected Condensed Consolidated Financial  Information
               (Unaudited)

                                                                       EXHIBIT A

                      HEXCEL CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                THE QUARTER ENDED           THE YEAR ENDED
                                                                              ----------------------  --------------------------
                                                                               DEC 31,     DEC 31,          DEC 31,       DEC 31,
                                                                                 1994        1993             1994          1993
                                                                              ----------  ----------  ------------  ------------
                                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...................................................................  $   76,715  $   73,635  $    313,795  $    310,635
Cost of sales...............................................................     (65,736)    (62,778)     (265,367)     (263,090)
                                                                              ----------  ----------  ------------  ------------
Gross margin................................................................      10,979      10,857        48,428        47,545
Other operating costs and expenses:
  Marketing, general and administrative expenses............................     (11,344)    (12,137)      (45,785)      (52,510)
  Other income (expenses)...................................................      13,007     (12,638)        4,861       (12,780)
  Restructuring expenses....................................................      --          (2,600)      --            (46,600)
                                                                              ----------  ----------  ------------  ------------
Operating income (loss).....................................................      12,642     (16,518)        7,504       (64,345)
Interest expenses...........................................................      (4,760)     (2,245)      (11,846)       (8,862)
Bankruptcy reorganization expenses..........................................      (8,207)       (641)      (20,152)         (641)
                                                                              ----------  ----------  ------------  ------------
Loss from continuing operations before income taxes.........................        (325)    (19,404)      (24,494)      (73,848)
Provision for income taxes..................................................      (2,217)     (9,810)       (3,586)       (6,024)
                                                                              ----------  ----------  ------------  ------------
    Loss from continuing operations.........................................      (2,542)    (29,214)      (28,080)      (79,872)
Discontinued operations, net of income taxes................................         (43)       (217)       (1,890)      (10,623)
                                                                              ----------  ----------  ------------  ------------
    Loss before cumulative effect of accounting change......................      (2,585)    (29,431)      (29,970)      (90,495)
Cumulative effect of change in accounting for income taxes..................      --          --           --              4,500
                                                                              ----------  ----------  ------------  ------------
    Net loss................................................................  $   (2,585) $  (29,431) $    (29,970) $    (85,995)
                                                                              ----------  ----------  ------------  ------------
                                                                              ----------  ----------  ------------  ------------
Net income (loss) per share and equivalent share:
Primary and fully diluted:
  Continuing operations.....................................................  $    (0.34) $    (4.00) $      (3.84) $     (10.89)
  Discontinued operations...................................................       (0.01)      (0.03)        (0.26)        (1.45)
  Cumulative effect of change in accounting for income taxes................      --          --           --               0.61
                                                                              ----------  ----------  ------------  ------------
    Net loss................................................................  $    (0.35) $    (4.03) $      (4.10) $     (11.73)
                                                                              ----------  ----------  ------------  ------------
                                                                              ----------  ----------  ------------  ------------
Weighted average shares and equivalent shares...............................       7,310       7,309         7,310         7,330
                                                                              ----------  ----------  ------------  ------------
                                                                              ----------  ----------  ------------  ------------

                                                                       EXHIBIT B

                      HEXCEL CORPORATION AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1994
                                  (UNAUDITED)

                                                                                     (A)           (C)
                                                              PRE-REORGANIZATION ASSET SALES  REORGANIZATION  POST-REORGANIZATION
                                                                  BALANCES        PROCEEDS     ADJUSTMENTS         BALANCES
                                                              -----------------  -----------  --------------  ------------------
                                                                                        (IN THOUSANDS)

ASSETS
Cash........................................................     $       931      $  23,651    $    (20,500)     $      4,082
Receivables from asset sales................................          29,340        (27,840)         (1,500)                0
Accounts receivable.........................................          64,136                                           64,136
Inventories.................................................          47,364                                           47,364
Prepaid expenses & net assets held for sale.................           6,581                                            6,581
                                                              -----------------  -----------  --------------       ----------
    Total current assets....................................         148,352         (4,189)        (22,000)          122,163
Net fixed assets............................................          83,113                                           83,113
Other.......................................................          11,992                          1,650            13,642
                                                              -----------------  -----------  --------------       ----------
    Total assets............................................     $   243,457      $  (4,189)   $    (20,350)     $    218,918
                                                              -----------------  -----------  --------------       ----------
                                                              -----------------  -----------  --------------       ----------

LIABILITIES & EQUITY
Notes payable and current maturities of long-term
 liabilities................................................     $     8,531(c)   $            $      2,911(d)    $    11,442
U.S. revolving debt facility................................               0                         13,478            13,478
DIP financing...............................................           4,189         (4,189)                                0
Payables & accruals.........................................          50,397(e)                      12,535(e)         62,932
Restructuring accrual.......................................          11,165                                           11,165
                                                              -----------------  -----------  --------------       ----------
    Total current liabilities...............................          74,282         (4,189)         28,924            99,017
Long-term notes payable                                               15,525(c)                      35,502(d)         51,027
Long-term accrued liabilities...............................          21,758                          5,250(e)         27,008
Liabilities subject to disposition in bankruptcy
 reorganization.............................................         137,777                       (137,777)                0
Common stock and additional paid-in capital.................          62,699                         48,900           111,599
Accumulated deficit and cumulative translation adjustment...         (68,584)                        (1,149)          (69,733)
                                                              -----------------  -----------  --------------       ----------
    Total equity............................................          (5,885)             0          47,751            41,866
                                                              -----------------  -----------  --------------       ----------
    Total liabilities & equity..............................     $   243,457      $  (4,189)   $    (20,350)     $    218,918
                                                              -----------------  -----------  --------------       ----------
                                                              -----------------  -----------  --------------       ----------

   See accompanying Notes To Pro Forma Condensed Consolidated Balance Sheet.

                                                                       EXHIBIT B

                               HEXCEL CORPORATION
            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

    The following sets forth the adjustments used in preparing the unaudited pro forma condensed consolidated balance sheet as if the consummation of the Plan of Reorganization occurred on December 31, 1994. The "pre-reorganization balances" as of December 31, 1994, reflect the unaudited results of the Company as of that date. There can be no assurances that such amounts will not change as a result of completion of the Company's 1994 audit.

    Pro forma amounts do not reflect bankruptcy reorganization expenses incurred after January 1, 1995 and the Company anticipates that such expenses will continue after the Effective Date. The Company has expensed and will expense bankruptcy reorganization costs as incurred. See Exhibit C, Projected Consolidated Income Statements, for projected bankruptcy reorganization expenses for 1995.

    (a) Represents proceeds from asset sales that were received after December 31, 1994, but before the Effective Date. The receipt of these proceeds were an integral part of the Plan of Reorganization. These proceeds include $26,546 received on January 6, 1995 from the sale of the Chandler business. The monies were used to repay the remaining outstanding balance on the Debtor-in-Possession financing and the rest was held as cash. The remaining amounts include $936 from the sale of Euro Resins, which was received by Hexcel S.A. (Lyon) as repayment of monies previously advanced by them to Euro Resins.

    (b) Sources and uses on the Effective Date are as follows:

SOURCES                                                          USES
- --------------------------------------------------               --------------------------------------------------
Reinstated Debt & Other Obligations ..............  $    38,413  Reinstated Debt & Other Obligations ..............  $    38,413
US Revolving Debt Facility .......................       13,478  Unsecured Claims, Including Interest .............       78,554
Additional Accrued Liabilities ...................       17,785  Claims Converted to Equity .......................          200
Rights Offering and Stock Purchase, Net                          Environmental, Legal & Other Contingent
  of Transaction Costs ...........................       48,700  Claims ...........................................       17,785
Equity Issued to Creditors .......................          200  Employee & management incentives .................        2,825
                                                                                                                     -----------
Escrow proceeds from Euro Resins Sale ............        1,500  Liabilities Subject to Disposition in Bankruptcy        137,777
                                                                  Reorganization ..................................
Excess Domestic Cash .............................       20,500  Financing Costs of Reinstated debt ...............        1,650
                                                                                                                           1,149
                                                                 Interest & Other Costs from 1/1/95 to Effective
                                                                  Date ............................................
                                                    -----------                                                      -----------
    TOTAL SOURCES ................................  $   140,576  TOTAL USES .......................................  $   140,576
                                                    -----------                                                      -----------
                                                    -----------                                                      -----------

    (c) The $24,056 of long term debt on the pre-reorganization condensed consolidated balance sheet, including the current portion of long term debt, represents the debt of European subsidiaries and $3,725 of U.S. debt reinstated prior to the Effective Date. The $3,725 of reinstated U.S. debt includes $4,900 of IDRB obligations related to the City of Industry facility less $2,340 of obligations assumed by the purchaser of that facility which was sold in November 1994. Such debt was reclassified from liabilities subject to disposition in bankruptcy reorganization prior to December 31, 1994.

                                                                       EXHIBIT B

                               HEXCEL CORPORATION
            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

    (d) The reorganization adjustments to long term debt (including the current portion of long term debt) consist of the following pre-petition claims which are either reinstated debt instruments or new deferred payment obligations:

                                                                               TOTAL     CURRENT    LONG-TERM
OBLIGATION                                                                     DEBT      PORTION     PORTION
- ---------------------------------------------------------------------------  ---------  ---------  -----------
7% Subordinated Debentures.................................................  $  25,625  $       0   $  25,625
Industrial Development Revenue Bonds (IDRB)................................     10,750      2,400       8,350
Mortgages..................................................................        576        263         313
Priority Tax Deferred Payments, 5%.........................................      1,462        248       1,214
                                                                             ---------  ---------  -----------
    Totals.................................................................  $  38,413  $   2,911   $  35,502
                                                                             ---------  ---------  -----------
                                                                             ---------  ---------  -----------

    The above table does not reflect certain pre-petition debt which was reinstated prior to the Effective Date, as discussed in (c) above.

    (e) Pre-reorganization payables and accruals consist of liabilities incurred by European operations and U.S. post-petition payables and accruals incurred during the normal course of business subsequent to December 6, 1993. Reorganization adjustments of $17,785 ($5,250 of which is in long term liabilities) primarily represent the reinstatement of pre-petition environmental and legal reserves, and the reserve for the Dainippon Ink and Chemicals, Inc. contingent claim.

                                                                       EXHIBIT C

                      HEXCEL CORPORATION AND SUBSIDIARIES
               PROJECTED CONDENSED CONSOLIDATED INCOME STATEMENTS
                  YEARS ENDING DECEMBER 31, 1995 THROUGH 1998
                                  (UNAUDITED)

                                                                                            YEAR ENDING DECEMBER 31,
                                                                               --------------------------------------------------
                                                                                  1995         1996         1997         1998
                                                                               -----------  -----------  -----------  -----------
                                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales....................................................................  $   306,925  $   336,868  $   357,608  $   367,501
Cost of sales................................................................     (245,198)    (261,337)    (276,261)    (283,811)
                                                                               -----------  -----------  -----------  -----------
    Gross margin.............................................................       61,727       75,531       81,347       83,690
Operating expenses...........................................................      (45,367)     (47,810)     (50,096)     (51,669)
Other income (expenses)......................................................        1,296         (980)        (941)        (352)
                                                                               -----------  -----------  -----------  -----------
    Operating income.........................................................       17,656       26,741       30,310       31,669
Interest expense, net........................................................       (8,842)      (8,108)      (7,184)      (5,871)
Bankruptcy reorganization expenses...........................................       (2,662)           0            0            0
                                                                               -----------  -----------  -----------  -----------
    Income before taxes......................................................        6,152       18,633       23,126       25,798
Provision for income taxes...................................................       (1,596)      (4,363)      (6,690)      (7,430)
                                                                               -----------  -----------  -----------  -----------
    Net income...............................................................  $     4,556  $    14,270  $    16,436  $    18,368
                                                                               -----------  -----------  -----------  -----------
                                                                               -----------  -----------  -----------  -----------
Net income per share and equivalent share:
Primary and fully diluted....................................................  $      0.25  $      0.79  $      0.91  $      1.01
                                                                               -----------  -----------  -----------  -----------
                                                                               -----------  -----------  -----------  -----------
Weighted average shares and equivalent shares................................       18,144       18,144       18,144       18,144
                                                                               -----------  -----------  -----------  -----------
                                                                               -----------  -----------  -----------  -----------

   See accompanying Notes and Assumptions to Projected Condensed Consolidated
                             Financial Statements.
These Projected Condensed Consolidated Financial Statements and the accompanying
        Notes and Assumptions have not been subject to audit or review.

                                                                       EXHIBIT C

                      HEXCEL CORPORATION AND SUBSIDIARIES
                PROJECTED CONDENSED CONSOLIDATED BALANCE SHEETS
                      AS OF DECEMBER 31, 1994 THROUGH 1998
                                  (UNAUDITED)

                                                                  PRO FORMA
                                                                  12/31/94     12/31/95     12/31/96     12/31/97     12/31/98
                                                                 -----------  -----------  -----------  -----------  -----------
                                                                                         (IN THOUSANDS)

ASSETS
Cash...........................................................  $     4,082  $     4,109  $     3,853  $     3,500  $     6,083
Accounts receivable............................................       64,136       64,371       69,990       74,296       76,291
Inventories....................................................       47,364       44,662       46,555       49,122       50,651
Prepaid expenses & other assets................................        6,581        4,247        4,457        4,672        4,817
                                                                 -----------  -----------  -----------  -----------  -----------
    Total current assets.......................................      122,163      117,389      124,855      131,590      137,842
Net fixed assets...............................................       83,113       84,749       82,614       79,983       76,701
Other noncurrent assets........................................       13,642       13,232       11,388       10,085        9,668
                                                                 -----------  -----------  -----------  -----------  -----------
    Total assets...............................................  $   218,918  $   215,370  $   218,857  $   221,658  $   224,211
                                                                 -----------  -----------  -----------  -----------  -----------
                                                                 -----------  -----------  -----------  -----------  -----------


LIABILITIES & EQUITY
Notes payable and current maturities of long-term
 liabilities...................................................  $    11,442  $     8,821  $     8,176  $     5,175  $     1,256
U.S. revolving debt facility...................................       13,478       24,653       20,126       14,663        2,824
Payables & accruals............................................       62,932       48,607       52,008       53,675       54,868
Restructuring accrual..........................................       11,165        3,832            0            0            0
                                                                 -----------  -----------  -----------  -----------  -----------
    Total current liabilities..................................       99,017       85,913       80,310       73,513       58,948
Long-term notes payable........................................       51,027       55,021       51,799       47,664       45,817
Long-term accrued liabilities..................................       27,008       27,889       25,931       23,227       23,826
Common stock and additional paid-in capital....................      111,599      111,599      111,599      111,599      111,599
Accumulated deficit and cumulative translation adjustment......      (69,733)     (65,052)     (50,782)     (34,345)     (15,979)
                                                                 -----------  -----------  -----------  -----------  -----------
    Total equity...............................................       41,866       46,547       60,817       77,254       95,620
                                                                 -----------  -----------  -----------  -----------  -----------
    Total liabilities & equity.................................  $   218,918  $   215,370  $   218,857  $   221,658  $   224,211
                                                                 -----------  -----------  -----------  -----------  -----------
                                                                 -----------  -----------  -----------  -----------  -----------

   See accompanying Notes and Assumptions to Projected Condensed Consolidated
                             Financial Statements.
These Projected Condensed Consolidated Financial Statements and the accompanying
        Notes and Assumptions have not been subject to audit or review.

                                                                       EXHIBIT C

                      HEXCEL CORPORATION AND SUBSIDIARIES
           PROJECTED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDING DECEMBER 31, 1995 THROUGH 1998
                                  (UNAUDITED)

                                                                                           YEAR ENDING DECEMBER 31,
                                                                                ----------------------------------------------
                                                                                   1995        1996        1997        1998
                                                                                ----------  ----------  ----------  ----------
                                                                                                (IN THOUSANDS)
Cash provided by operations
Net income....................................................................  $    4,556  $   14,270  $   16,436  $   18,368
Adjustments:
  Depreciation & amortization.................................................      13,084      13,984      14,767      14,874
  (Gain) loss on sale of assets...............................................      (2,300)          0           0           0
  Changes in working capital:
    (Incr.) decr. in accounts receivable......................................      (1,210)     (5,619)     (4,306)     (1,995)
    (Incr.) decr. in inventories..............................................         790      (1,892)     (2,566)     (1,529)
    (Incr.) decr. prepaids & other assets.....................................        (367)       (210)       (215)       (145)
    Incr. (decr.) in payable & accruals.......................................       6,016        (326)     (2,903)      2,018
    Incr. (decr.) in other liabilities........................................         768       1,167       2,465        (227)
                                                                                ----------  ----------  ----------  ----------
    Total changes in working capital..........................................       5,997      (6,880)     (7,525)     (1,878)
                                                                                ----------  ----------  ----------  ----------
    Cash provided by operations...............................................      21,337      21,374      23,678      31,364
Cash used by investing activities
Capital expenditures..........................................................     (12,519)    (12,736)    (11,280)    (11,287)
Proceeds from the disposition of assets.......................................       6,038         180         180         180
Cash restructuring costs......................................................      (6,691)     (1,489)          0           0
Other investing activities....................................................      (1,979)        808        (333)        (68)
                                                                                ----------  ----------  ----------  ----------
    Cash used by investing activities.........................................     (15,151)    (13,237)    (11,433)    (11,175)
Cash used by financing activities
Net proceeds/(repayments) of debt.............................................     (33,525)     (8,393)    (12,598)    (17,606)
Other financing activities....................................................           0           0           0           0
                                                                                ----------  ----------  ----------  ----------
    Cash provided (used) by financing activities..............................     (33,525)     (8,393)    (12,598)    (17,606)
                                                                                ----------  ----------  ----------  ----------
Net cash provided/(used)......................................................     (27,339)       (256)       (353)      2,583
Cash balance, beginning of period.............................................      31,448(a)    4,109       3,853       3,500
                                                                                ----------  ----------  ----------  ----------
Cash balance, end of period...................................................  $    4,109  $    3,853  $    3,500  $    6,083
                                                                                ----------  ----------  ----------  ----------
                                                                                ----------  ----------  ----------  ----------

- ------------------------
(a) Includes cash proceeds from asset sales received in January, 1995.

   See accompanying Notes and Assumptions to Projected Condensed Consolidated
                             Financial Statements.
These Projected Condensed Consolidated Financial Statements and the accompanying
        Notes and Assumptions have not been subject to audit or review.

                                                                       Exhibit C

                      HEXCEL CORPORATION AND SUBSIDIARIES
             PROJECTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               1995 THROUGH 1998
                             NOTES AND ASSUMPTIONS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

    The Company continued the process of updating its financial projections since the Projected Consolidated Financial Statements included as Exhibit E to the Disclosure Statement (the "Disclosure Statement Projections") were prepared. The Company now has unaudited results through December 31, 1994 and more than four months have passed since the Disclosure Statement Projections were prepared. While in the aggregate there have not been significant changes, the updated projections reflect recent events and changes that have occurred since the Disclosure Statement was filed. The updated projected condensed consolidated financial statements for Hexcel Corporation ("Hexcel" or the "Debtor") and Subsidiaries are presented for the four years ending December 31, 1998.

    The unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1994 sets forth the results as if the consummation of the Plan of Reorganization occurred on such date. The actual Effective Date was February 9, 1995.

    These projected condensed consolidated financial statements should be read in conjunction with the "Additional Risk Factors" and "Changes to Projections Based On Recent Events" sections of this Information Statement.

    The projected condensed consolidated financial statements are presented in accordance with generally accepted accounting principles consistent with Hexcel's current accounting policies and practices. Fresh Start Accounting, as defined by the American Institute of Certified Public Accountants, Statement of Position 90-7, is not applicable to Hexcel and has not been applied to these projected condensed consolidated financial statements.

    THE PROJECTED CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN EXHIBIT E TO THE DISCLOSURE STATEMENT AND THE UPDATED PROJECTED FINANCIAL INFORMATION INCLUDED IN THIS INFORMATION STATEMENT REFLECT NUMEROUS ASSUMPTIONS WITH RESPECT TO THE ANTICIPATED FUTURE PERFORMANCE OF THE COMPANY'S CONSOLIDATED OPERATIONS, MARKETS IN WHICH IT COMPETES, GENERAL BUSINESS AND ECONOMIC CONDITIONS, AND OTHER MATTERS WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THEREFORE, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD WILL VARY FROM THE PROJECTED RESULTS. THESE VARIATIONS MAY BE MATERIAL. WHILE THE COMPANY BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, AS ADJUSTED BY THE INFORMATION SET FORTH IN THIS INFORMATION STATEMENT, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES, NO ASSURANCES CAN BE GIVEN THAT THE PROJECTED RESULTS WILL BE REALIZED.

SETTLEMENT OF BANKRUPTCY CLAIMS

    The projected consolidated financial statements are based on the settlement of liabilities subject to disposition in bankruptcy reorganization as presented in the Plan. The reader is encouraged to refer to the Plan and related Disclosure Statement for a more detailed discussion of financial terms. A summary of the major points of the Plan are as follows:

1.  ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

    Administrative expenses of $3,675 were paid in cash as of the Effective Date. These expenses included management bonuses and certain exit financing costs. Professional fees relating to the bankruptcy will be paid in the ordinary course of business as allowed by the Bankruptcy Court.

    Priority tax claims, including certain post-petition tax liens, paid on the Effective Date totaled $1,247. Priority tax claims in the amount of $1,462 will be paid in equal annual cash payments over six years, bearing a fixed annual rate of interest of 5%.

                                                                       EXHIBIT C

2.  CLASS 2 -- SECURED CLAIMS

    The secured claims (defined as the Graham Industrial Mortgage, the Greater Pottsville Mortgage and the Pottsville (Schuylkill) Mortgage) were reinstated. Pre-petition and post-petition interest was paid in cash on the Effective Date.

3. CLASSES 3 & 4 -- INDUSTRIAL DEVELOPMENT REVENUE BONDS (IDRBS) AND BNP LETTERS OF CREDIT

    Seven of the IDRBs (including the California Pollution Control Financing Authority Bonds, the Industrial Development Authority of the City of Casa Grande Bonds, the Young County #1 Industrial Development Corporation Bonds, the Guadalupe-Blanco River Authority Industrial Development Corporation Bonds, the Port of Skagit County Industrial Development Corporation Bonds, the Industrial Development Authority of the County of Los Angeles Bonds and the City of Lancaster Bonds) and the letters of credit supporting them were reinstated. A cash payment of $1,270 was made to BNP on the Effective Date for all pre- and post-petition unreimbursed drawings, draw fees, letter of credit fees, attorneys' fees and other fees and out of pocket expenses including those paid by BNP to the remarketing agent. BNP also received a cash payment of $500 for BNP's modification of covenants and commitment to extend the letters of credit until October 1, 1998. Commencing April 1, 1995, and every 3 months thereafter until the expiration of the BNP Letters of Credit, the Debtor will reduce by $600 BNP's contingent liability with respect to the BNP Letters of Credit, by either redeeming $600 of IDRBs secured thereby, obtaining a $600 backup letter of credit in BNP's favor, or depositing $600 in a sinking fund in which BNP and/or the trustees for the IDRBs will hold a first priority security interest.

4.  CLASS 5 -- GENERAL UNSECURED CLAIMS

    The general unsecured claims (including the Revolver Bank claims, Thermoplastics note claim, trade claims and other pre-petition claims) were paid in cash as of the Effective Date. In addition, the claimants were paid in cash for interest of 5% on the pre-petition balance for the period December 6, 1993 through the Effective Date. The Thermoplastics note claim received the settled amount of $1,129. This class also included the estimated Dainippon Ink and Chemicals, Inc. contingent claim which is expected to be paid in cash over a two year period as discussed previously in this Information Statement.

    The litigation claims will be paid in cash if and when they become allowed claims. Management estimated the cash requirements relating to these claims and reflected these payments in the projected condensed consolidated financial statements.

5.  CLASS 6 -- PRINCIPAL MUTUAL NOTES

    On the Effective Date, the Principal Mutual 10.12% Note and the 8.75% Note were extinguished for $36,762 in cash in satisfaction of outstanding principal and pre-petition and post-petition accrued interest on these notes and as compensation for prepayment of both notes.

6.  CLASS 7 -- ENVIRONMENTAL CLAIMS

    Settlements of $137 for certain environmental claims were paid on the Effective Date. Certain other environmental claims will be paid in cash if and when they become allowed claims. The other environmental claims will be paid through the ordinary course of business. Management estimated the cash requirements relating to these claims and reflected these payments in the projected condensed consolidated financial statements.

7.  CLASS 8 -- HEXCEL S.A. (LYON) NOTE AND OTHER INTERCOMPANY PAYABLES

    The holder of the Hexcel S.A. (Lyon) claim received a note for the principal amount of the claim and accrued interest which will be due on demand after December 31, 1998 and will bear interest at 6.9% payable semi-annually. Other miscellaneous intercompany payables will also be paid after December 31, 1998, and will bear no interest. As these are intercompany claims, they were not reflected in the projected condensed consolidated financial statements.

8.  CLASS 9 -- SUBORDINATED DEBENTURES

    On the Effective Date, the subordinated debentures, with an interest rate of 7.0%, due August 1, 2011, were reinstated at their total principal amount of $25,625. Bondholders, through the bond trustee, received cash on the Effective Date totaling $2,844 for pre-petition and post-petition accrued interest.

                                                                       EXHIBIT C

9.  CLASS 10 -- SECTION 510B TRADING CLAIMS

    Class 10 claims include three civil actions filed against the Debtor prior to December 6, 1993. Each holder of allowed Class 10 claims will receive his or her pro rata share of $200 of Reorganized Hexcel Common Stock.

10. CLASS 11 -- HEXCEL EQUITY HOLDERS

    Each holder of Hexcel Common Stock, as of the Effective Date, received one share of Reorganized Hexcel Common Stock for each share of Hexcel Common Stock. Additionally, each holder of Hexcel Common Stock, as of the Effective Date, will receive certain Rights entitling such holder to purchase additional shares of Reorganized Hexcel Common Stock.

11. CLASS 12 -- HEXCEL OPTIONS

    All  holders  of  issued and  vested  Hexcel Options  retained  their Hexcel
Options.

12. ASSUMED EXECUTORY CONTRACTS AND CAPITAL LEASES

    The Hexcel FYFE obligation and the capital leases were assumed during the post-petition period. The reinstated payment schedules for the capital leases were reflected in the projected condensed consolidated financial statements. Also, Hexcel's motion to begin immediate payment of the Hexcel FYFE obligations was approved on June 22, 1994 and the approved payment schedule was also reflected in the projected condensed consolidated financial statements.

SUMMARY TERMS OF POST-REORGANIZATION DEBT

    Revolving Credit Facility
                          - Line of credit of up to $45,000
                          - 1.5% above prime
                          - Maturity of 2/9/98
                          - Secured by substantially all assets of Hexcel

    Subordinated Debentures
                          - $25,625 principal
                          - 7.0% interest rate
                          - Maturity of 8/1/11
                          - Semi-annual interest payments

    IDRBs                 - 7 Bonds totaling $15,650
                          - Fluctuating rates estimated at 4.0% to 6.0%
                          - Maturities ranging from 2007 through 2024
                          - Letters of credit supporting IDRBs require sinking
                            fund payments of $600 every three months beginning April 1, 1995

    Mortgages             - Three secured mortgages totaling $543
                          - Interest rates range from 2% to 9%
                          - Maturities range from 1998 to 2007

    Capital Leases        - One capital lease was assumed during the post
                          petition period
                          - Effective date principal balances include $709 @
                          9.09% maturing 11/21/99
                          - Additional capital lease added in 1994 with
                            principal balance of $682 and payments through 2009

    Hexcel -- FYFE        - Effective date balance of $500
                          - 5.31% interest rate
                          - Quarterly principal payments of $250 plus interest
                          - Terms approved by Bankruptcy Court in June 1994

    European Debt         - Various instruments principally consisting of
                            revolving debt facilities outstanding at Hexcel S.A. (Belgium) and Hexcel S.A. (Lyon)

                                                                       EXHIBIT C

OPERATING ASSUMPTIONS

NET SALES

    DOMESTIC SALES. Hexcel's forecasting models were used as the basis of the sales forecast in conjunction with significant input from Hexcel's sales and marketing personnel and product managers. Sales were forecasted for 1995 on an individual customer level and product line basis. The detailed sales forecast by customer is then compared to the marketing department's top down view of aggregate sales based on build rates, industry trends, etc. Sales for the years 1996 through 1998 were held constant from 1995 business plan levels, adjusted for major program changes. Much of the expected increase in sales from 1996 to 1998 is due to the forecasted increase in shipments for the Boeing 777 program. The Company's ceramics development efforts are likely to provide inroads into the aircraft jet engines market. Several initiatives are underway to capitalize on Hexcel's positions in the recreational markets. In addition, automotive and siesmic retrofit products sold to the industrial segment show significant promise beyond the time frame of this plan.

    INTERNATIONAL SALES. Hexcel's international business was forecasted on a subsidiary by subsidiary basis. Each subsidiary was responsible for forecasting its financial performance based on local market conditions. Assumptions for major program changes were provided by Hexcel's sales and marketing personnel and product managers. Much of the increase in foreign sales is due to strong demand within the electrical and decorative markets.

    SALE OF RESINS. The plan assumes the sale of the U.S. Resins operations in the first quarter of 1995. The disposition of U.S. Resins will be treated as Discontinued Operations for financial reporting purposes in 1995. Accordingly, U.S. Resins sales and costs for the 1st quarter of 1995 are included in other income.

GROSS MARGINS

    Variable margins in years 1995 through 1998 are based on 1994 actual margins adjusted for process improvements and material yield opportunities that have been identified and quantified. The U.S. business otherwise assumes no inflation for either revenue or factory costs based on the assumption that price increases or production improvements will be sufficient to offset any factory cost increases. The European revenues and factory costs reflect annual inflation of approximately 3%.

    Fixed plant costs for 1995 assume no additional plant closures, other than completing the closing of the Graham facility and the sale of U.S. Resins. Domestic fixed plant costs for 1996 through 1998 are maintained at the fourth quarter 1995 run rates, adjusted for the sale of the Chandler facility. European fixed costs are adjusted for the sale of Euro-Resins and further margin improvements are projected in Europe as a result of restructuring initiatives in Belgium.

SALES & MARKETING EXPENSES

    A reduction in personnel occurred in the sales and marketing departments in April 1994. Sales and marketing expenses for 1995 through 1998 are held at the same levels as the fourth quarter of 1994, adjusted for inflation of 3% per year.

GENERAL AND ADMINISTRATIVE EXPENSES

    Significant reductions in general and administrative personnel have been made over the last two years. Most of these occurred in the summer and fall of 1993 in conjunction with the change from strategic business units to a functional organization. Minor staff reductions were completed during April 1994. General and administrative expenses in 1995 and beyond are generally held at the same levels as the fourth quarter of 1994, adjusted for inflation of 3% per year.

RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses have been estimated at approximately 2.7% of sales in 1995 through 1998, consistent with Hexcel's recent experience in actual spending. Successful research and development activities are critical to Hexcel's future, and Hexcel will need to continue to balance its needs to effectively invest in research and development and to control its costs. Hexcel undertook a rigorous analysis of its research and development projects in the late summer of 1993. Based on this assessment, Hexcel significantly reduced the number of projects in order to better focus its activities and more effectively spend its money.

                                                                       EXHIBIT C

INCOME TAXES

    Taxable income is forecasted to be substantially offset by utilization of Net Operating Loss Carryforwards ("NOLs"). It is assumed that the total amount of NOLs will not be materially reduced by the reorganization because the full recoveries of creditors under the Plan do not result in taxable debt cancellation income.

    Because of the ownership change which is expected to occur under the Plan, the utilization of NOLs in the U.S. after the Effective Date will be affected. It is expected that the Debtor will make use of Section 382(l)(6) of the Internal Revenue Code, whereby the annual allowable NOL deduction will be limited to an amount equal to the product of the fair market value of the Hexcel stock immediately following the ownership change caused by the Plan and the long term federal tax-exempt rate (currently 6.05%). The Debtor will not qualify for other rules permitting unlimited use of NOLs due to the makeup of the post reorganization equity ownership.

    At this time it is uncertain whether the Debtor has a net unrealized built-in gain or loss, however, Hexcel believes that it does not have a net unrealized built-in loss and therefore it is assumed that future tax deductions or losses on restructuring charge items will be fully deductible. Due to the uncertainty of the existence of a net unrealized built-in gain, no increase in the annual limit on NOLs has been assumed.

    Hexcel S.A. (Belgium) has sufficient NOLs to offset its estimated taxable income during the period shown.
Hexcel S.A. (Lyon) does not have any NOLs.

NET INCOME PER SHARE

    Net income per share is based on the estimated average number of shares outstanding (18,144,333 shares) after giving effect to the completion of the Rights offering, the purchase of shares by Mutual Series pursuant to the Standby Purchase Commitment, the sale of shares to John J. Lee and the issuance of shares in settlement of Class 10 claims (assuming that the number of shares issued to such holders is based on a price of $4.625 per share). Fully diluted and primary earnings per share are estimated to be the same. This assumes no exercise of options. The actual number of shares outstanding may vary.

CAPITAL EXPENDITURES

    Capital expenditures for 1990 to 1992 averaged over $18,000 per year. For several years prior to 1990, capital expenditures were even greater due to the addition of the Chandler facility. Due to the low cash levels in 1993, Hexcel tightly monitored capital expenditures, and they were reduced to $6,500 in 1993 and $9,044 in 1994. Ongoing capital expenditures during the projection period are set at levels between $11,600 and $13,000 per year. These amounts include expenditures for process improvements, equipment replacement, environmental and discretionary items.

CASH RESTRUCTURING COSTS

    The cash restructuring costs include the Graham closure, the relocation of certain product lines from Chandler to Casa Grande, severance, consulting fees, certain MIS implementation costs and some relocation expenditures.

BALANCE SHEET ASSUMPTIONS

CASH

    Hexcel U.S. is assumed to have a minimum cash balance of $1,000, with all cash flow from the U.S. being swept into the revolving credit facility to repay outstanding balances. Cash balances in Europe are assumed to remain in Europe as working capital with the exception of proceeds from the sale of the Euro-Resins business. The cash in Europe is generally not available to finance the U.S. operations.

WORKING CAPITAL ACCOUNTS

    Working capital accounts (inventory, accounts receivable, prepaid expenses, accounts payable and accrued liabilities) are individually projected based on management's estimates of underlying business trends.

                                                                       EXHIBIT C

NOTES PAYABLE AND CURRENT MATURITIES OF LONG-TERM LIABILITIES AND LONG-TERM NOTES PAYABLE

    The unaudited December 31, 1994 pro forma current and long-term portions of long-term notes payable consist of reinstated debt instruments, new debt instruments and new deferred payment obligations as follows:

                                                                                                                         LONG-TERM
OBLIGATION                                                                                TOTAL DEBT   CURRENT PORTION    PORTION
- ----------------------------------------------------------------------------------------  -----------  ---------------  -----------
European Debt -- various................................................................   $  19,062     $     7,882     $  11,180
Subordinated Debentures, 7%.............................................................      25,625               0     $  25,625
Industrial Development Revenue Bonds....................................................      15,650           2,400        13,250
Less Obligation Assumed.................................................................      (2,340)                       (2,340)
Priority Tax Deferred Payments, 5%......................................................       1,462             248         1,214
Secured Mortgages & Capital Lease Obligations...........................................       2,510             412         2,098
Hexcel -- FYFE 5.31% Note...............................................................         500             500             0
                                                                                          -----------  ---------------  -----------
Totals..................................................................................   $  62,469     $    11,442     $  51,027
                                                                                          -----------  ---------------  -----------
                                                                                          -----------  ---------------  -----------

LONG-TERM ACCRUED LIABILITIES

    Accrued liabilities are primarily comprised of accruals of post retirement benefits and the long-term portion of the DIC settlement.

COMMON STOCK

    Common Stock is adjusted for the rights offering and the issuance of stock in settlement of Class 10 claims.